ESCROW AGREEMENT

THIS ESCROW AGREEMENT dated August 31, 2006 ("Escrow Agreement"), is entered into by and among Capital Resource Funding, Inc. ("CRFU"), a corporation organized under the laws of North Carolina, David Koran, the controlling shareholder of CRFU ("Shareholders"), ~~Sun Group~~ Da Lian Xin Yang High-Tech Development Co., Ltd ("Sun Group"), a corporation organized under the laws of the P.R. China, the majority shareholders of Sun Group ("Sun Group Shareholders"), and Greentree Financial Group, Inc. ("Escrow Agent").

Recitals

A. CRFU, Shareholders, Sun Group and Sun Group Shareholders are planning to enter into a Plan of Exchange on or before September 8, 2006 ("Plan of Exchange"), pursuant to which CRFU will issue 30,000,000 new shares of Common Stock to Sun Group Shareholders in connection with the Plan of Exchange with Sun Group which will be a tax-free reorganization. Sun Group will also acquire 9,500,000 shares of Common Stock from David Koran in exchange for $600,000, less related expenses. David Koran will retain 500,000 shares of CRFU as an investment, of which 250,000 shares shall be locked up for twelve months after Closing. In addition, David Koran shall procure Laura Koran and Richard Koran to lock up their 200,000 shares, respectively, for twelve months after Closing. A copy of stock certificates with restricted legend for the foresaid locked-up shares shall be delivered

The above-mentioned purchase and issuance will give Sun Group Shareholders a 'controlling interest' in CRFU representing approximately 94% of the issued and outstanding shares of CRFU, a company publicly traded on the NASDAQ Over-the-Counter Bulletin Board.

B. CRFU warrants that CRFU has 100,000,000 authorized shares of preferred stock ("Preferred Stock") and 100,000,000 authorized shares of common stock ("Common Stock"), of which 12,347,971 shares of Common Stock are validly issued and outstanding.

CRFU warrants that no new shares and no new options will be issued to any other parties with the exception of Sun Group unless this LOI is cancelled and notice is given in a signed writing. CRFU further warrants and guarantees that there are no toxic pill convertible debentures and none will be issued

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C. CRFU shall deposit a total of 39,500,000 shares of CRFU Common Stock into the US account of the Escrow Agent in accordance with the terms of this Escrow Agreement and the Plan of Exchange.

D. Sun Group will make an aggregate deposit of $600,000 USD into the US escrow account of the Escrow Agent in accordance with the payment terms of this Escrow Agreement and Plan of Exchange.

NOW, THEREFORE, in consideration of the obligations and mutual promises herein made, the parties do hereby agree as follows:

1. <u>Deposit of CRFU shares and aggregate deposits of $600,000 USD.</u>

   i. All currency amounts are payable in U.S. dollars and each party shall be responsible for their own exchange rates, if applicable.

   ii. "Monetary Deposits" Upon signing the Letter of Intent ("LOI"), which is expected to occur on or before August 31, 2006, Sun Group shall make an initial deposit of $50,000 into the US account of the Escrow Agent, of which $25,000 will be immediately disbursed to CRFU. Concurrent with the execution of the Plan of Exchange, Sun Group will make a second payment of $550,000 into the US account of the Escrow Agent, which is expected to occur on or before September 8, 2006. With the exception of the monies for Compensation of Escrow Agent set forth in paragraph 3, *infra.*, all payments shall be held in trust for the benefit of the Shareholders, and are non-refundable.

   iii. "Share Deposits" Simultaneous to the transactions described in 1.ii. *supra.*, the Shareholders shall deposit a total of 39,500,000 shares of CRFU Common Stock into the US account of Escrow Agent. Said shares shall be freely transferable and validly issued to the Sun Group Shareholders and shall constitute a 'controlling interest' of approximately 94% of CRFU's voting shares. The Share Deposits are to be retained by the Escrow Agent pursuant to this Escrow Agreement until all Monetary Deposits have been deposited in full by Sun Group, which shall be on or before September 8, 2006. In the event that any income or dividends should accrue on the Share Deposits, it shall be promptly paid to Sun Group and/or the Sun Group Shareholders. The Share Deposits shall be held for the benefit of Sun Group and the Sun Group Shareholders.

2. <u>Duties of the Escrow Agent.</u> The Escrow Agent shall receive and disburse Monetary Deposits to the Shareholders upon the completion of the transactions, according to the terms of this Escrow Agreement and according to disbursement instructions provided by the Shareholders. The Escrow Agent shall receive and hold the Share Deposits pursuant to the terms of this Escrow

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Agreement until the final payment is made by Sun Group, and then the Escrow Agent shall release all Share Deposits to Sun Group Shareholders pursuant to the instructions provided by Sun Group. Upon written notice from a party to this Escrow Agreement to release the Share Deposits and/or Monetary Deposits in a manner other than indicated in this Escrow Agreement, the Escrow Agent shall notify all other parties to this Escrow Agreement of the existence and terms of said notice. If all of the parties are in agreement with a particular distribution that is proposed, the Escrow Agent shall make such distribution. However, if the parties are not in agreement with the manner of a proposed distribution, and after six months of negotiating they are still not in agreement, the Escrow Agent shall refer the matter to binding arbitration for resolution. All parties to this Agreement agree to submit to binding arbitration in the Country of United States and to be bound by the outcome of such arbitration.

3. Compensation of Escrow Agent. Escrow Agent shall be compensated in an amount equal to $40,000, payable on the date hereof out of the Monetary Deposits held in trust for the benefit of the Shareholders. The entire escrow fee shall be paid by the Shareholders.

4. Authority. The Escrow Agent shall not be responsible for the identity, authority or rights of any person, firm or corporation executing or delivering or purporting to execute or deliver this Escrow Agreement or any document deposited hereunder or any endorsement thereon or assignment thereof.

5. Reliance. The Escrow Agent may rely upon any instrument or writing believed to be genuine and sufficient and properly presented and shall not be liable or responsible for any action taken or omitted in reliance thereon.

6. Acts by the Escrow Agent. The Escrow Agent shall not be liable or responsible for any act it may do or omit to do in the exercise of reasonable care. In the event any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon or fall under any order of any court or if the delivery thereof shall be made or entered by any court, affecting the Share Deposits or Monetary Deposits or any part thereof or any acts of the Escrow Agent, the Escrow Agent is hereby authorized in its exclusive discretion to obey and comply with all such writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and if the Escrow Agent obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto, their successors, heirs or personal representatives or to any other person, firm or business entity by reason of such compliance notwithstanding such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated.

7. Escrow Agent Indemnification. The parties hereto jointly and severally agree to indemnify and hold the Escrow Agent harmless from any and all costs, expenses, claims, losses, liabilities and damages (including reasonable attorneys' fees) that may arise out of or in connection with the Escrow Agent's acting as escrow agent hereunder except where the Escrow Agent has been guilty of gross negligence or willful misconduct.

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8. Resignation. The Escrow Agent may resign for any reason, upon 30 days' written notice to the parties. Upon expiration of such 30-day notice period, the Escrow Agent may deliver the Share Deposits and any remaining Monetary Deposits to any successor escrow agent appointed jointly by the parties, or if no successor escrow agent has been so appointed, to any court of competent jurisdiction in the United States. Upon either such delivery, the Escrow Agent shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way discharge the provisions hereof affecting reimbursement of expenses, indemnity and fees.

9. Default *Provision.*

i. If Sun Group fails to make the payments into the escrow account as required under this Escrow Agreement, CRFU shall have the right at its sole discretion to unwind the transaction. Under such default, the Shareholders shall still be entitled to any Monetary Deposits held in escrow under this Escrow Agreement.

ii. If CRFU fails to make the Share Deposits hereof into the escrow account as required under this Escrow Agreement, Sun Group shall have the right at its sole discretion to unwind the transaction.

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IN WITNESS WHEREOF, the parties have signed this document intending to be bound by its terms as of the 31st day of August 2006.

CAPITAL RESOURCE FUNDING, INC. ("CRFU")

By: ______________________
Name: David Koran
Title: Chief Executive Officer

DAVID KORAN (INDIVIDUAL)

____
David Koran
Beneficial Shareholder
/ Selling Shareholder

Xin Yang

SUN GROUP DA LIAN HIGH-TECH DEVELOPMENT CO., LTD. ("SUN GROUP")

By: ______________________
Name: Wang, Bin
Title: President

GREENTREE FINANCIAL GROUP, INC

By: ______________________
Name: R. Chris Cottone
Title: Vice-President

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